EXHIBIT 3.1

ARTICLES OF AMENDMENT
OF THE
RESTATED ARTICLES OF INCORPORATION
OF
LINCOLN NATIONAL CORPORATION
The undersigned officer of Lincoln National Corporation (the "Corporation"), a corporation existing pursuant to the Indiana Business Corporation Law, as amended (the "Act"), desiring to give notice of corporate action effectuating the amendment of its Articles of Incorporation, hereby sets forth the following facts:

ARTICLE I
Name of the Corporation; Date of Incorporation

The name of the Corporation is Lincoln National Corporation.  The date of incorporation of the Corporation is January 5, 1968.

ARTICLE II
Amendment

Section 1.  Article II of the Restated Articles of Incorporation is hereby amended by deleting the seventh and eighth paragraphs of Section 5 thereof in their entirety and replacing such paragraphs with the following:

"Any Director or Directors elected by the holders of Preferred Stock, voting as a class pursuant to this Section, may be removed, with or without cause, only by a vote of the holders of a majority of the shares of Preferred Stock taken at a meeting as provided by Section 4 of Article III of these Articles of Incorporation.

The Corporation shall not, without the approval of the holders of a majority of the Preferred Stock, voting as a class:

(a)
Amend these Articles of Incorporation to create or authorize any kind of stock ranking prior to or on a parity with the Preferred Stock with respect to payment of dividends or distribution on dissolution, liquidation or winding up, or create or authorize any security convertible into shares of stock of any such kind; or

(b)
Amend, alter, change or repeal any of the express terms of the Preferred Stock, or of any series thereof, then outstanding in a manner prejudicial to the holders thereof; provided, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the Preferred Stock at the time outstanding, only such consent of the holders of two-thirds of the total number of outstanding shares of all series so affected shall be required, unless a different or greater vote shall be required by law; or

(c)
Authorize the voluntary dissolution of the Corporation or any revocation of dissolution proceedings theretofore approved, authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation, or approve any limitation of the term of existence of the Corporation; or

(d)
Merge or consolidate with another corporation in such manner that the Corporation does not survive as a continuing entity, if thereby the rights, preferences, or powers of the Preferred Stock would be adversely affected, or if there would thereupon be authorized or outstanding securities which the Corporation, if it owned all of the properties then owned by the resulting corporation, could not create without the approval of the holders of the Preferred Stock."

Section 2.  Article III of the Restated Articles of Incorporation is hereby amended by deleting Section 4 thereof in its entirety and replacing such section with the following:

"Section 4.  Removal.  Any or all of the members of the Board of Directors may be removed, with or without cause, at a meeting of shareholders called expressly for that purpose by a majority of votes cast by the holders of shares entitled to vote in the election of Directors."

Section 3. Article III of the Restated Articles of Incorporation is hereby further amended by deleting Section 5 thereof in its entirety and renumbering Section 6 thereof as "Section 5."

Section 4. Article IV of the Restated Articles of Incorporation is hereby amended by deleting Sections 1 and 2 thereof in their entirety and replacing such sections with the following:

"Section 1.  Shares of Subsidiary Stock.  No shares of the Common Stock of The Lincoln National Life Insurance Company owned by the Corporation shall be sold, leased, exchanged, mortgaged, pledged, or otherwise disposed of except by a majority of the votes cast by the holders of shares entitled to vote thereon at an annual or special meeting of the shareholders held upon notice which includes notice of the proposed sale, lease, exchange, mortgage, pledge, or other disposition.

Section 2.  Amendment of the Bylaws.  The bylaws may be altered, amended or repealed and new bylaws may be made by a majority of the whole board of directors at any regular or special meeting of the board of directors.  Any bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or shareholders, provided, however, that no bylaw may be adopted that is inconsistent with the Indiana Business Corporation Law, as the same may be amended from time to time.  Notwithstanding the foregoing and anything in these Articles of Incorporation to the contrary, Sections 2, 5, 10, 11, 12 and 13 of Article I, Sections 1, 2, 3, 4, 5, 6, 7 and 10 of Article II, and all sections of Articles VII, VIII and IX of the bylaws of the Corporation shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either:
a. the approval of the board of directors, or
b.
at any regular or special meeting of the shareholders upon by the approval of a majority of the votes cast by the holders of shares entitled to vote generally in the election of directors if notice of such alteration, amendment or repeal is contained in the notice of such meeting."

Section 5.  Article V of the Restated Articles of Incorporation is hereby amended by deleting Section 1, Clause (a) in its entirety and replacing such section with the following:

"Section 1.  Vote Required.

Clause (a).  Vote for Certain Business Combinations.  In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:

1.
any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined), or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

2.
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets, of the Corporation or any Subsidiary, having an aggregate Fair Market Value of $1,000,000 or more; or

3.
the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

4.	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

5.
any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the approval of a majority of the votes cast by holders of shares entitled to vote at an election of directors (the "Voting Stock"), voting together and not by class (it being understood that for purposes of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article II of these Articles of Incorporation).  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise."

Section 6.  Article V of the Restated Articles of Incorporation is hereby further amended by deleting Section 6 thereof in its entirety and replacing such section with the following:

"Section 6. Amendment, Repeal, etc.  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, in these Articles of Incorporation or the bylaws of the Corporation), the approval of a majority of the votes cast by holders of shares of Voting Stock, voting together and not by class, shall be required to alter, amend, repeal, or adopt provisions inconsistent with, this Article V of these Articles of Incorporation."

ARTICLE III

Manner and Date of Adoption

This amendment was adopted by the Board of Directors of the Corporation on February 22, 2017, for approval by the shareholders at the Annual Meeting on May 26, 2017, on which date the shareholders approved adoption of this amendment.

ARTICLE IV

Compliance with Legal Requirements

The manner of adoption of the foregoing amendment to the Restated Articles of Incorporation and the vote by which it was adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the Bylaws of the Corporation.

IN WITNESS WHEREOF, I hereby verify subject to the penalties of perjury, that the statements contained herein are true, this 26th day of May, 2017.

Lincoln National Corporation

By: /s/ Dennis R. Glass
Name: Dennis R. Glass
 Title:   President and Chief Executive Officer